AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made as of April 14, 2016, by and between CLEANER YOGA MAT, INC, a Florida corporation (“CYGM”) and VALERITAS HOLDINGS, INC., its wholly-owned Delaware subsidiary (“Valeritas”) (CYGM and Valeritas shall sometimes be referred to herein collectively as the “Constituent Corporations”).

BACKGROUND

A.           CYGM is a corporation duly organized and existing under the laws of the State of Florida.  Valeritas is a corporation duly organized and existing under the laws of the State of Delaware.

B.           The authorized capital stock of CYGM consists of one hundred million (100,000,000) shares of common stock, no par value per share (“CYGM Common Stock”), of which 10,247,000 shares are issued and outstanding.  The authorized capital stock of Valeritas consists of three hundred and ten million (310,000,000) shares, consisting of (a) three hundred million (300,000,000) shares of common stock, $0.001 par value (“Valeritas Common Stock”), of which 100 shares are issued and outstanding, and (b) ten million (10,000,000) shares of preferred stock, $0.001 par value, of which no shares are issued and outstanding.

C.           The respective boards of directors of the Constituent Corporations deem it advisable and in the best interests of their respective corporations and stockholders that CYGM be merged with and into Valeritas pursuant to the terms and conditions set forth in this Agreement (the “Merger”), and have approved this Agreement by resolutions duly adopted by them in accordance with the laws of their respective jurisdictions of incorporation.

D.           The Constituent Corporations wish to effect the Merger as a plan of reorganization in accordance with the provisions of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and in accordance with applicable law, the parties hereto do hereby adopt the plan of merger encompassed by this Agreement, and do hereby agree that CYGM shall merge with and into Valeritas in accordance with the following terms and conditions:

1.           MERGER

1.1           Merger; Surviving Corporation.

(a)           The effective time of the Merger (the “Effective Time”) will occur upon the time and date that (i) Articles of Merger with respect to the Merger and this Agreement are duly filed with the Secretary of State of the State of Florida with respect to the Merger, and (ii) Certificate of Merger with respect to the Merger and this Agreement is duly filed with the Secretary of State of the State of Delaware with respect to the Merger; both such filings will occur on the same date, after satisfaction of the requirements of the applicable laws of both states prerequisite to such filings, including, without limitation, the approval of the stockholders of each of the Constituent Corporations.

(b)           At the Effective Time, CYGM will be merged with and into Valeritas with Valeritas being the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the corporate existence of CYGM will cease, and the Surviving Corporation will succeed to all of the business, properties, assets, and liabilities of the Constituent Corporations.

1.2           Certificate of Incorporation and Bylaws.

(a)           From and after the Effective Time, the Certificate of Incorporation of Valeritas, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation, until altered, amended, or repealed in accordance with the laws of the State of Delaware.

(b)           From and after the Effective Time, the Bylaws of Valeritas, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation, until altered, amended, or repealed in accordance with the laws of the State of Delaware.

1.3           Directors and Officers.

(a)           The number of directors of Valeritas serving in such capacity immediately prior to the Effective Time will be the number of directors of the Surviving Corporation from and after the Effective Time, until such number is altered in accordance with the laws of the State of Delaware and Bylaws of the Surviving Corporation. The directors of Valeritas immediately prior to the Effective Time will be the directors of the Surviving Corporation from and after the Effective Time and will hold office from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly appointed or elected and qualified.

(b)           The officers of Valeritas immediately prior to the Effective Time will be the officers of the Surviving Corporation from and after the Effective Time and will hold the same offices from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly appointed or elected and qualified.

1.4           Shares; Certificates.

(a)           At the Effective Time, the shares of capital stock of CYGM will be converted into shares of capital stock of Valeritas as follows:

(i)           each share of CYGM Common Stock issued and outstanding immediately before the Effective Time will, automatically and without further act of CYGM, Valeritas, or any holder thereof, be extinguished and converted into 4.0486 issued and outstanding and fully paid and non-assessable shares of Valeritas Common Stock subject to the same terms, conditions, and restrictions, if any, as existed immediately before the Effective Time;

(ii)           any share of CYGM Common Stock held in the treasury immediately before the Effective Time will, automatically and without further act of CYGM or Valeritas, be extinguished and converted into one fully paid and nonassessable share of Valeritas Common Stock to be held in the treasury of the Surviving Corporation subject to the same terms, conditions, and restrictions, if any, as existed immediately before the Effective Time.

(b)           Each person who, as a result of the Merger, holds one or more certificates representing one or more shares of CYGM Common Stock may surrender any such certificate to the Surviving Corporation and, upon such surrender, the Surviving Corporation will, within a reasonable time, deliver to such person, in substitution and exchange therefor, one or more certificates evidencing the number of shares of Valeritas Common Stock, that such person is entitled to receive in accordance with the terms of this Agreement, in substitution for the number of shares of CYGM Common Stock represented by each certificate so surrendered; provided, however, that no such holder will be required to surrender any such certificate until such certificate otherwise would be surrendered for transfer on the books of the issuing corporation in the ordinary course of business.

(c)           At the Effective Time, all of the shares of capital stock of Valeritas issued or outstanding immediately before the Effective Time will, automatically and without further act of CYGM, the Surviving Corporation, or any holder thereof, be cancelled and cease to exist, without any consideration being payable therefor.

2.           MISCELLANEOUS

2.1           Consent to Service Of Process.  Valeritas hereby consents and agrees, effective as of the Effective Time, to be sued and served with process in the State of Florida in any proceeding for the enforcement of any obligations of CYGM and in any proceeding for the enforcement of the rights, if any, of a dissenting stockholder of CYGM against Valeritas.  Valeritas hereby irrevocably appoints the Secretary of State of the State of Florida as its agent to accept service of process in any such proceeding from and after the Effective Time.

2.2           Accounting Matters.  Except as herein provided with respect to the cancellation of the outstanding shares of CYGM, the assets, liabilities, reserves, and accounts of CYGM and Valeritas will be taken up or continued on the books of the Surviving Corporation in the respective amounts at which such assets, liabilities, reserves, and accounts have been carried on the books of CYGM and Valeritas immediately before the Effective Time, subject to such adjustments, and such elimination of intercompany items, as may be appropriate to give effect to the Merger.

2.3           Expenses of Merger.  From and after the Effective Time, Valeritas, as the Surviving Corporation, will pay all unpaid expenses of carrying this Agreement into effect and accomplishing the Merger.

2.4           Further Assurances.  If, at any time from and after the Effective Time, the Surviving Corporation believes or is advised that any further assignment or assurance in law is necessary or desirable to vest in the Surviving Corporation the title to any property or rights of CYGM, the proper officers of the Surviving Corporation are hereby authorized, in the name of CYGM or otherwise, to execute and make all such proper assignments and assurances in law, and to do all other things necessary or proper to vest such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement.

2.5           Approval. This Agreement will be submitted for approval by the holders of CYGM Common Stock at an annual or special meeting of stockholders, or CYGM will acquire the necessary shareholder consents pursuant to applicable law.  The execution of this Agreement constitutes the approval hereof, and of the transactions contemplated hereby, by written consent of CYGM in its capacity as sole stockholder of Valeritas.

2.6           Termination, Abandonment or Deferral. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either CYGM or Valeritas or both, notwithstanding the approval of this Merger Agreement by the shareholders of CYGM or Valeritas, or the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Boards of Directors of CYGM and Valeritas, such action would be in the best interest of such corporations.  In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or its Board of Directors or shareholders with respect thereto.

2.7           Amendment. At any time before the Effective Time and for any reason, this Agreement may be amended, notwithstanding approval of this Agreement by the stockholders of CYGM or Valeritas, by an agreement in writing executed in the same manner as this Agreement; provided, however, that after approval of this Agreement by the stockholders of CYGM, this Agreement may not be amended, without such further approval as is required by law, to the extent that such amendment would: (i) alter or change the amount or kind of shares to be received by the stockholders of Valeritas or CYGM in the Merger, (ii) alter or change any term of the Certificate of Incorporation of Valeritas or (iii) effect any alteration or change that would adversely affect the stockholders of CYGM or Valeritas.

2.8           Counterparts.  In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, this Agreement, having first been duly approved by the Board of Directors of CYGM and Valeritas, is hereby executed on behalf of each said corporation and attested by their respective officers thereunto duly authorized.

CLEANER YOGA MAT, INC.

By: /s/ Leisa Swanson
Name:  Leisa Swanson
Title:  President

VALERITAS HOLDINGS, INC. a Delaware corporation

By: /s/ Leisa Swanson
Name:  Leisa Swanson
Title:  President